EXHIBIT 99.1

NEXSTAR MEDIA GROUP APPOINTS

BERNADETTE AULESTIA TO BOARD OF DIRECTORS

Former Global Distribution President at HBO Brings Strategic Marketing Leadership, Multicultural Audience Development and Content Distribution Expertise to Board Role

IRVING, Texas (January 27, 2021) – Nexstar Media Group, Inc. (NASDAQ: NXST) announced today the appointment of Bernadette S. Aulestia, 47, to its Board of Directors effective January 27. Ms. Aulestia will serve as a Class I Director and will stand for election at the 2022 annual meeting of shareholders and will also serve on the Board’s compensation committee.

Perry Sook, Nexstar Media Group’s Founder, Chairman and Chief Executive Officer stated, “Bernadette was an integral member of HBO’s executive team and her leadership expertise in marketing strategy, audience development and multi-platform content distribution helped HBO scale its business into a multi-billion dollar enterprise with a premium brand that appeals to a diverse range of consumer experiences and preferences. We look forward to leveraging her unique perspectives and considerable success to support the Company’s goals for continued growth and the enhancement of shareholder value.”

Bernadette Aulestia commented, “I am very excited to have the opportunity to join the Nexstar Board of Directors and be part of the nation’s number one local broadcast television group and one of the largest producers and distributors of local news, lifestyle, sports and network programming. I look forward to sharing my experience and business relationships with the Board and management team to expand the Company’s leadership position, commitment to innovation and long-term record of success.”

Ms. Aulestia has over 20 years of senior leadership experience in the areas of strategic planning, operations, distribution and the development of strategic marketing plans for the Hispanic, African-American, and Asian consumer. She first joined Home Box Office, Inc. (HBO) in 1997 and most recently served as President of Global Distribution from 2015 to 2019. Previously, Ms. Aulestia was Executive Vice President, Domestic Network & Digital Distribution since 2013 where she oversaw all affiliate sales and marketing efforts for Verizon, AT&T, DirecTV and DISH Network as well as HBO’s Affiliate Marketing group. Prior to that, Ms. Aulestia served as Senior Vice President of HBO’s Digital Distribution group. In this role, she negotiated device and platform presence for HBOGO and MaxGO with partners like Apple, Microsoft, Google, Sony and Amazon.

Earlier in her career at HBO, Ms. Aulestia was Senior Vice President, Affiliate & Product Marketing. In that capacity she oversaw HBO and Cinemax’s acquisition efforts alongside being responsible for the marketing of HBO’s subscription video on demand services, multiplex channels and advanced products. She was also responsible for developing strategic marketing plans to increase HBO’s presence in Hispanic markets; she successfully designed and oversaw the execution of the network’s first national Hispanic brand campaign and the creation of HBO Latino.

Ms. Aulestia served on the Board of Directors of HBO Latin America Group from 2015 to 2019. She currently serves as an Independent Board Director for Denny’s Corporation (Nasdaq: DENN) where she is a member of the Nominating and Governance Committee and Executive Sponsor of the Diversity, Equity and Inclusion Council. She also serves as an Independent Board Director of Candoo Tech and as a Member of the Board of Directors of Angeles Investors.

She has won several awards and accolades throughout her career including Fortune Magazine’s 50 Most Powerful Latinas in Business, Fast Company’s 100 Most Creative People in Business, National Diversity Council’s Top 50 Most Powerful Women in Entertainment and Latino Leaders Magazine The 15 Most Relevant Hispanic Directors.

Ms. Aulestia graduated from Brown University with a B.A. in Economics and Development Studies. She serves as a member of the Brown University Board of Trustees and on the Budget and Finance Committee.

About Nexstar Media Group, Inc.

Nexstar Media Group (NASDAQ: NXST) is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Its wholly owned operating subsidiary, Nexstar Inc., consists of three divisions: Broadcasting, Digital, and Networks.  The Broadcasting Division operates, programs, or provides sales and other services to 198 television stations and related digital multicast signals reaching 116 markets or approximately 39% of all U.S. television households (reflecting the FCC’s UHF discount). The division’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. The Digital Division operates 122 local websites and 316 mobile apps offering hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content and creating new revenue opportunities for the company. The Networks Division operates WGN America, a growing national general entertainment cable network and the home of NewsNation, multicast network Antenna TV, and WGN Radio in Chicago.  Nexstar also owns a 31.3% ownership stake in TV Food Network, a top tier cable asset.  For more information please visit www.nexstar.tv.

Investor Contacts:

Thomas Carter

Chief Operating Officer and Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni, Jennifer Neuman

JCIR

212/835-8500 or nxst@jcir.com

Media Contact:

Gary Weitman

EVP and Chief Communications Officer

Nexstar Media Group, Inc.

312-222-3394 or gweitman@nexstar.tv

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